Exhibit 99.1

SYSCO INCREASES QUARTERLY DIVIDEND PAYMENT

New share repurchase program also approved

HOUSTON, November 16, 2011 — Sysco Corporation (NYSE: SYY) today announced that the Board of Directors has approved a four percent increase in the quarterly cash dividend to $0.27 per share from the current $0.26 per share. The new dividend is payable on January 27, 2012, to common shareholders of record at the close of business on January 6, 2012.

“The dividend increase announced today underscores Sysco’s long-standing commitment to return value to its shareholders,” said Bill DeLaney, Sysco’s president and chief executive officer. “Sysco has paid a quarterly cash dividend every quarter since its founding as a public company in 1970 and has increased its dividend 43 times in that period.”

Additionally, Sysco’s Board of Directors has approved a 20-million-share repurchase program. The approved program is intended to help the company achieve its goal of keeping the number of diluted shares outstanding relatively constant and is Sysco’s seventeenth share repurchase program since fiscal 1992. The company’s previously approved 20-million-share repurchase program from August 2010 has approximately 5.3 million shares remaining. These remaining shares will be repurchased prior to the initiation of the new program.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 177 distribution facilities serving approximately 400,000 customers. For the fiscal year 2011 that ended July 2, 2011 the company generated record sales of more than $39 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com and for investor relations news follow us at www.twitter.com/SyscoStock.

Forward-Looking Statements

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the approval by Sysco’s Board of Directors of a 20-million-share repurchase program. Announcement of this program is in no way a promise or guarantee that actual stock repurchases will approximate this amount, and actual repurchases could be significantly less or greater than 20 million shares. The repurchase of these shares may not occur as and when expected, if at all, and, together with the Company’s business, statements regarding the share repurchase program are subject to various risks and uncertainties. These risks and uncertainties include that, even though Sysco is authorized to purchase up to 20 million shares of its common stock, Sysco may choose to use its available cash for other business, including the Business Transformation Project. Future events could cause Sysco to contract or expand this program. Sysco may choose to pursue strategic business opportunities, investments and acquisitions that may require a disproportionate amount of cash in comparison to the cash that is allocated to the stock repurchase program. Also, variances in Sysco’s stock price may cause stock repurchases to become a less attractive use of capital in the near term. Further, material business developments that could arise from time to time could prohibit the Company from buying shares in the public market until such developments are publicly disclosed. Sysco’s decisions regarding the use of its cash and other assets remain subject to change based on the changing dynamics of our Company and the economy in general, and Sysco may consider expanding its stock repurchase program if it believes that an expansion is a desirable use of available cash. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 2, 2011, as filed with the Securities and Exchange Commission.